U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person*

  Durando                            Ronald                  A.
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   (Last)                            (First)              (Middle)

                            c/o Packetport.com, Inc.
                             587 Connecticut Avenue
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                                    (Street)

  Norwalk                              CT                   06854
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

     NOVEMBER 1999
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

     Packetport.com, Inc. (PKPT)
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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

     Chief Executive Officer and Director
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6.   If Amendment, Date of Original (Month/Day/Year)

     9/24/02
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7.   Individual or Joint/Group Filing  (Check applicable line)

     [_]  Form Filed by One Reporting Person

     [X]  Form Filed by More than One Reporting Person
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                                       Table I -- Non-Derivative Securities Beneficially Owned
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                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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

Common Stock, $.003 par value (1)           4,500,000(1)              I                   Y
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Common Stock, $.003 par value                  70,000                 D
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

(1) These securities are owned directly by Packetport, Inc., a ten percent owner of the issuer, and indirectly by Ronald Durando as the sole shareholder of Packetport, Inc. Ronald Durando is a director, Chief Executive Officer and ten percent owner of the issuer.



*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print of Type Responses)

                                                                          (Over)

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


FORM 3 (continued)
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                                        Table II -- Derivative Securities Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)
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                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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

Option to purchase
Common Stock, $.003       11/26/99   11/26/04        Common Stock          1,500,000         $.10          I               Y
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Explanation of Responses:



         /s/  Ronald A. Durando                                11/25/2002
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      **Signature of Reporting Person                             Date


         /s/  Ronald A. Durando                                  11/25/2002
---------------------------------------------            -----------------------
RONALD A. DURANDO
TITLE: SOLE OFFICER and SHAREHOLDER OF
       PACKETPORT, INC.


**   Intentional misstatements or omissions of facts constitute Federal Criminal
     Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this form, one of which must be manually signed.
       If space provided is insufficient, see Instruction 6 for procedure.